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                                                                       Exhibit 5





                                 June 29, 1995



Children's Comprehensive Services, Inc.
805 South Church Street
Murfreesboro, Tennessee  37130

         RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Children's Comprehensive Services, Inc., a Tennessee corporation (the "Company") in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 1987 Employee Stock Option Plan (the "Plan") filed by the Company with the Securities and Exchange Commission covering 1,125,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company issuable pursuant to the Plan.

         In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                   Sincerely,

                                                   /s/ Bass, Berry & Sims